Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2025, relating to the financial statements of Quality Industrial Corp. as of and for the years ended December 31, 2023 and 2022, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

May 23, 2025